UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Clear Choice Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	33-1080880
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)
3231 S. Country Club Way, Suite 102 Tempe, Arizona	85282
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value
(Title of Class)

Item 1.    Description of Registrant’s Securities to be Registered.

The capital stock of Clear Choice Financial, Inc. (the “Company” or “Registrant”) to be registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), is the Registrant’s Common Stock, par value $0.0001 per share (“Common Stock”).

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of Common Stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions the Company has against the payment of dividends on Common Stock. In the event of the Company's liquidation or dissolution, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities.

Item 2.    Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation of the Registrant, as amended

3.2	Amended and Restated Bylaws of the Registrant (1)

4.1	Form of Common Stock Certificate

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(1)	Incorporated by reference to the Registrant's Current Report on Form 8-K, dated June 20, 2006, as filed with the Commission on or about June 21, 2006.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CLEAR CHOICE FINANCIAL, INC.

By:	/s/ Darren R. Dierich
Name: Darren R. Dierich
Title: Chief Financial Officer
Date: June 20, 2006